As filed with the Securities and Exchange Commission on September 12, 2014

Registration No. 333-82819

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHOE CARNIVAL, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-1736614
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7500 East Columbia Street Evansville, Indiana (Address of Principal Executive Offices)	47715 (Zip Code)

SHOE CARNIVAL, INC. OUTSIDE DIRECTORS STOCK OPTION PLAN
(Full title of the plan)

Clifton E. Sifford
President, Chief Executive Officer and Chief Merchandising Officer
Shoe Carnival, Inc.
7500 East Columbia Street
Evansville, Indiana 47715
(Name and address of agent for service)

(812) 867-6471
(Telephone number, including area code, of agent for service)

Copy to:
Janelle Blankenship
Faegre Baker Daniels LLP
600 E. 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                               Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)                               Smaller reporting company ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Shoe Carnival, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to withdraw and remove from registration the unissued and unsold securities under the Shoe Carnival, Inc. Outside Directors Stock Option Plan (the “Outside Directors Plan”), previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 14, 1999 (File No. 333-82819) (the “Registration Statement”). The Registration Statement registered up to 37,500 shares of the Company’s Common Stock issuable to participants under the Outside Directors Plan (as adjusted for the three-for-two stock split in March 2012).

In 2000, the Board of Directors and the shareholders of the Company adopted and approved the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan (the “2000 Plan”). In 2005, the Board of Directors and the shareholders of the Company adopted and approved amendments to the 2000 Plan which, among other things, included the Company’s directors as individuals eligible to receive awards under the 2000 Plan. As a result, no grants have been made under the Outside Directors Plan since fiscal 2004, and all awards granted under the Outside Directors Plan have expired or have been fully exercised. On September 10, 2014, the Board of Directors approved the termination of the Outside Directors Plan.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister and remove all of the previously registered shares of the Company’s Common Stock that remain unissued and unsold under the Registration Statement as of the date hereof.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on this 12th day of September, 2014.

Shoe Carnival, Inc. (Registrant)

By:	/s/ Clifton E. Sifford
Clifton E. Sifford President, Chief Executive Officer and Chief Merchandising Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby authorizes Clifton E. Sifford and W. Kerry Jackson, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Clifton E. Sifford and W. Kerry Jackson, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.

Signature	Title	Date
/s/ Clifton E. Sifford Clifton E. Sifford	President, Chief Executive Officer and Chief Merchandising Officer and Director (Principal Executive Officer)	September 12, 2014
/s/ W. Kerry Jackson W. Kerry Jackson	Senior Executive Vice President - Chief Operating and Financial Officer and Treasurer (Principal Financial Officer)	September 12, 2014
/s/ Kathy A. Yearwood Kathy A. Yearwood	Senior Vice President – Controller and Chief Accounting Officer (Principal Accounting Officer)	September 12, 2014
/s/ J. Wayne Weaver J. Wayne Weaver	Chairman of the Board and Director	September 12, 2014
/s/ James A. Aschleman James A. Aschleman	Director	September 12, 2014
/s/ Kent A. Kleeberger Kent A. Kleeberger	Director	September 12, 2014
/s/ Gerald W. Schoor Gerald W. Schoor	Director	September 12, 2014
/s/ Joseph W. Wood Joseph W. Wood	Director	September 12, 2014